Exhibit 99.1

NEWS RELEASE

142 WEST 57TH STREET NEW YORK, N.Y. 10019

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES SEPTEMBER 2004 SALES RESULTS

AND REVISES THIRD AND FOURTH QUARTER EARNINGS GUIDANCE

New York, New York, October 7, 2004 – AnnTaylor Stores Corporation (NYSE: ANN) announced today total net sales for the five-week period ended October 2, 2004 increased 16.9 percent to $187,667,000 over total net sales of $160,484,000 for the five-week period ended October 4, 2003. By division, net sales were $79,722,000 for Ann Taylor compared to $83,580,000 last year, and $89,969,000 for Ann Taylor Loft compared to $64,488,000 last year.

Comparable store sales increased 1.4 percent for the period, compared to a comparable store sales increase of 6.9 percent for the same five-week period last year. By division, comparable store sales for fiscal September 2004 were down 5.1 percent for Ann Taylor compared to a 0.8 percent increase last year, and up 10.2 percent for Ann Taylor Loft compared to a 17.1 percent increase last year.

Ann Taylor Chairman, J. Patrick Spainhour, said, “Ann Taylor Loft experienced continued strong momentum through September, marking its 18th consecutive month of positive comparable store sales. All separates, petites, jackets, outerwear and fashion accessories delivered double-digit comparable increases. ‘Fashion newness’ such as cropped pants, bold patterns, colorful outerwear, item jackets, shrugs, ponchos, wraps and jewelry, were standouts. The Ann Taylor division did not meet our internal expectations, which resulted in greater promotional activity. The miss was primarily due to sweaters, where our offering was too narrow and too deep, and pants, where sales increased over last year yet were not in line with our inventory levels. Our client reacted favorably to suits, jackets, woven tops and a variety of accessories such as handbags and silk wraps.”

The Company estimates that Hurricanes Frances, Ivan and Jeanne reduced September sales by approximately $3,000,000. The stores that were impacted represented 8% of total stores.

Mr. Spainhour continued, “The initial sales level that we saw at Ann Taylor in September did not build through the balance of the month, which may be partly attributable to increasing macroeconomic concerns surrounding the economy. In light of this, our expectation for October is for comparable store sales to be in the low to mid single-digit positive range for both divisions. We are revising our earnings guidance for the third quarter to the range of $0.28 - $0.32 per share on a diluted basis, down from our previous guidance of $0.48 - $0.50.”

ANNTAYLOR

“In the fourth quarter, we will anniversary and evolve the holiday gifting campaign that was so successful for us last year. The penetration rate of giftables will increase to 64 percent at Ann Taylor (versus 61% last year) and 65% at Ann Taylor Loft (versus 62% last year). We believe that our Holiday collections at both Ann Taylor and Loft will be well received. The current sales level at the Ann Taylor division, however, has impacted our fourth quarter estimate. Accordingly, we are revising our earnings guidance for the fourth quarter to the range of $0.42 - $0.44 per share on a diluted basis, down from previous guidance of $0.47 - $0.49. Full year guidance is now in the range of $1.54 - $1.60 per share on a diluted basis.”

Total inventory levels at the end of September were up approximately 19 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were up approximately 28 percent for Ann Taylor and up approximately 2 percent for Ann Taylor Loft. The increase at Ann Taylor was due to lower than anticipated September sales and planned increases in in-store inventory.

During the month, the Company opened nine Ann Taylor Loft stores, one Ann Taylor store and one Ann Taylor Factory store. In addition, one existing Ann Taylor store was closed. The total store count at month end was 709, comprised of 355 Ann Taylor stores, 318 Ann Taylor Loft stores and 36 Ann Taylor Factory stores. Total square footage at the end of fiscal September 2004 increased 13.6 percent over the same period last year.

For the fiscal year-to-date period ended October 2, 2004, the Company’s net sales totaled $1,208,858,000, up 20 percent from $1,007,304,000 for the same period in fiscal 2003. By division, net sales for the fiscal year-to-date period were $563,990,000 for Ann Taylor compared to $553,630,000 last year, and $538,311,000 for Ann Taylor Loft compared to $365,814,000 last year. Comparable store sales for the fiscal year-to-date period increased 6.6 percent over the same period last year. Comparable store sales by division for the fiscal year-to-date period were up 0.3 percent for Ann Taylor and up 17.2 percent for Ann Taylor Loft.

In September, the Company purchased 400,000 shares of its common stock at a cost of approximately $9,700,000, bringing the total repurchased during fiscal 2004 to 4,090,000 shares. Of the $100,000,000 securities repurchase program approved by the Company’s Board of Directors on August 10th, approximately $63,000,000 remains.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 709 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 2, 2004.

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

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